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                                                                    Exhibit 99.1

NEWS RELEASE -- For Immediate Release
                                                                  [VISTEON LOGO]

VISTEON ANNOUNCES NEW CREDIT AGREEMENT

VAN BUREN TOWNSHIP, Mich., June 27, 2005 - Visteon Corporation (NYSE: VC) today announced a new secured short-term credit agreement for $300 million. The new facility closed on June 24, 2005 and replaces the 364-day facility that expired June 17, 2005.

In conjunction with the new facility, the existing $775 million, 5-year facility and the $250 million delayed draw term loan were amended and restated to reflect terms and conditions substantially the same as the new short-term facility. The two existing facilities terminate in June 2007. The new facility and the amended and restated facilities are with a syndicate of financial institutions led by lead administrators JPMorgan Chase Bank, N.A. and Citicorp USA, Inc. The new credit facility expires on the earlier of December 15, 2005 or 5 days after an expiration or termination of the Memorandum of Understanding with Ford.

"We are pleased with the continued support from financial institutions in our syndicate," said James Palmer, Visteon's executive vice president and chief financial officer. "The new short-term facility and amendments to existing facilities provide Visteon additional time to address our capital structure and liquidity requirements until such time as the agreement with Ford is finalized. We continue to work toward reaching a definitive agreement with Ford by the end of July and closing the transaction by the end of September."

The facilities are secured by a first-priority lien on substantially all material tangible and intangible assets of Visteon and most of its domestic subsidiaries, as well as the stock of certain subsidiaries (excluding Halla Climate Control). The terms of the facilities specifically limit the obligations to be secured by a security interest in certain U.S. assets in order to ensure compliance with the company's bond indenture.

Additionally, the syndicate of financial institutions in all three facilities has agreed to extend Visteon's obligation to provide financial statements for relevant accounting periods until December 10, 2005. On May 20, 2005, Visteon announced that it had amended its credit facilities, extending the deadline for the company to deliver its first quarter 2005 financial statements until July 29, 2005. Limits on consolidated leverage ratios were also raised for the remaining quarters of 2005, then will gradually decrease in subsequent quarters.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels including the global automotive aftermarket. Visteon has about 70,000 employees and a global delivery system of more than 200 technical, manufacturing, sales and service facilities located in 24 countries.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including the

     Contact(s):
     MEDIA INQUIRIES       ANALYST INQUIRIES    Visteon Corporation
     Jim Fisher            Derek Fiebig         One Village Center Drive
     Off.: 734-710-5557    734-710-5800         Van Buren Twp., Mich., 48111
     jfishe89@visteon.com  dfiebig@visteon.com

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automotive vehicle production volumes and schedules of our customers, and in particular Ford's North American vehicle production volumes; our ability to enter into definitive agreements that reflect the terms of the Memorandum of Understanding with Ford and close the transactions that are contemplated in the Memorandum of Understanding; implementing structural changes that result from the closing of the transactions contemplated by the Memorandum of Understanding in order to achieve a competitive and sustained business; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our credit agreements; the results of the investigation being conducted by Visteon's Audit Committee; the financial distress of our suppliers; our successful execution of internal performance plans and other cost-reduction and productivity efforts; charges resulting from restructurings, employee reductions, acquisitions or dispositions; our ability to offset or recover significant material surcharges; the effect of pension and other post-employment benefit obligations; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the year-ended December 31,
2004). We assume no obligation to update these forward-looking statements.

      Visteon news releases, photographs and product specification details are available at www.visteon.com